EXHIBIT 4.11

THIS INDEMNITY is given the [date] by The Royal Bank of Scotland Group plc which has its registered office situated at 36 St Andrew Square, Edinburgh EH2 2YB ("the Group") to [name] ("the Director").

WHEREAS the Director is a duly appointed director or officer of the Group and/or a wholly-owned subsidiary of the Group (collectively, “the Royal Bank Group”) and may be required, in connection with the business of the Royal Bank Group and subject to the Director’s consent, to accept office as:

(i)	a director or officer of any company within the Royal Bank Group; and/or

(ii)	as appropriate, an authorised or approved person, (or equivalent) under the rules of any regulatory body ; and/or

(iii)	a director or officer of a company in which a member of the Royal Bank Group is to invest or has invested in less than 50% of the issued share capital of such company (an “Investee Company”)

NOW THIS INDEMNITY WITNESSETH that in consideration of the Director continuing in or accepting (as the case may be) office as a director or officer of any company within the Royal Bank Group, or as an authorised or approved person (or equivalent), or as a director or officer of an Investee Company as contemplated above, THE GROUP hereby covenants with the Director that the Group will, at all times, hereafter indemnify and keep indemnified the Director, his estate and his personal representatives from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of any company within the Royal Bank Group (or of an Investee Company) and in which decree or judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

PROVIDED THAT this Indemnity is given subject to the provisions of Section 309A Companies Act 1985.

THE DIRECTOR as a condition precedent to his right to be indemnified hereunder, shall, to the full extent permitted by law or other applicable regulatory requirements:

(i)	notify the Group in writing, addressed to the Group Secretary and General Counsel, as soon as reasonably possible after having knowledge or becoming aware, of any such claim made against him or any circumstances which may subsequently give rise to a claim against him or lead to an official investigation, examination or other proceedings referred to above;

(ii)	keep the Group, through its Group Secretary and General Counsel or such individual nominated for that purpose by the Group Secretary and General Counsel, informed of all matters and supply such information as the Group shall request pertaining to any such claim and any such official investigation, examination or other proceedings referred to above;

(iii)	obtain the prior consent of the Group before incurring any costs, charges or expenses in connection with any such claim, admitting any liability for or settling or compromising any such claim, and delegate to the Group the conduct of the defence against any such claim at such time and to such extent as shall be requested by the Group, and further render or cause to be rendered to the Group all such assistance as the Group shall require in connection therewith; and

(iv)	use his best endeavours to have recourse to any indemnity or insurance to which he may be entitled before claiming his rights hereunder.

IN THE EVENT that the Director shall have incurred any tax liability as a result of any payment hereunder, the amount of such payment to be made by the Group to the Director shall be increased to the extent necessary to ensure that after taking into account such tax liability the Director will receive a net sum equal to the sum he would have received or retained had there been no such tax liability.

THIS INDEMNITY shall be revocable by the Group at any time hereafter by notice in writing to the Director. This indemnity shall lapse and cease to be of any effect as from the date of such written notice save in relation to any claims notified to the Group prior to such date in accordance with paragraph (i) above.

THIS INDEMNITY shall be construed in accordance with the laws of Scotland and shall extend to claims against the Director enforceable in any other jurisdiction and be fully effectual as and from the [date].

Signed for and on behalf of The Royal Bank of Scotland Group plc conform to Commission dated [date] and registered in the Books of Council and Session [date].

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Commissioner and Attorney